Exhibit 99.1

Scripps reports Q1 2026 financial results

May 7, 2026

CINCINNATI – The E.W. Scripps Company (NASDAQ: SSP) delivered $517 million in revenue for the first quarter of 2026. Loss attributable to the shareholders of Scripps was $18 million or 20 cents per share.

Business notes:
•Net leverage at the end of the first quarter was 3.9x, per the calculations in company credit agreements, which includes the retroactive benefit of proforma adjustments of management’s ongoing transformation efforts. In February, Scripps announced it had launched a transformation plan that targets annualized enterprise EBITDA growth of $125-$150 million by 2028 through cost savings and revenue growth initiatives.

•For the first quarter, core advertising revenue in the Local Media division increased 7% on an adjusted combined basis, largely driven by revenue from agreements with four National Hockey League teams, including the addition of the Tampa Bay Lightning this season. The Winter Olympics and the Super Bowl also contributed. The NHL regular season ended in mid-April, reducing the impact of live local sports on second-quarter results.

•A fifth NHL team, the Nashville Predators, and Scripps Sports announced a landmark multi-year media rights agreement in early April that begins with the 2026–27 NHL season. Scripps Sports will produce and distribute all local preseason, regular season and first-round playoff Predators games that are not allocated exclusively to national broadcasts and will broadcast live 30-minute pre-game and post-game shows.

•On March 24, Scripps debuted Scripps Sports Network (SSN), a free, premium ad-supported streaming television channel designed as a 24/7 destination for live games, original series, documentaries, sports talk and other premium sports programming. The network launched with broad distribution on major CTV platforms, including The Roku Channel, LG Channels and Samsung TV Plus, with more distribution announcements expected soon.

•In the first quarter, political advertising revenue in the Local Media division was $9 million as the nation launched into a midterm election cycle projected to have record-setting spending. Scripps’ competitive election outlook includes its markets in Arizona, Colorado, Michigan, Nevada, Ohio and Wisconsin, with certain races in Florida and Montana also being closely watched.

•Scripps has now closed on the sales of its Fox affiliate WFTX in Fort Myers, Florida, and its ABC affiliate WRTV in Indianapolis. Gross proceeds from both sales are $123 million. The company has announced plans to swap stations across five markets in four states with Gray Media, which will close following the necessary regulatory approvals. And it has entered into an agreement to purchase WTVQ, the ABC affiliate in Lexington, for $15.8 million, and create a duopoly with its existing NBC affiliate, WLEX. While approval is pending, we receive revenue from and pay expenses related to WTVQ’s operations through a local programming and marketing agreement. These transactions support two company strategies: to pay down debt and to improve the operating performance of its local stations.

•On April 30, the company entered into an agreement to extend the July 7, 2027, maturity date for $200 million of commitments on our revolving credit facility to July 7, 2029.

From Scripps President and CEO Adam Symson:

“We’re moving through the second quarter with real momentum, fueled by progress toward our transformation goals, the ongoing successes with our Scripps Sports strategy and meaningful reductions in our leverage ratio. We are on track in the execution of our ambitious plans to improve company EBITDA by at least 30% over the next two years. Hundreds of colleagues from every area of the company have come together to identify more than 1,000 cost savings and revenue growth initiatives. Our execution plans leverage AI, automation and other technology to fundamentally improve how we operate.

“The magnitude of our transformation is evident in the early changes to our leverage ratio and the improvement we’ll continue to see on our balance sheet. We plan to use proceeds from midterm political advertising revenue to make meaningful further progress.

“We’re also capitalizing on live sports across both divisions’ portfolios. Tomorrow night, the WNBA regular season tips off with a double-header on our ION network and tremendous excitement about the return of Caitlin Clark and this year’s class of draft picks. We’ll once again broadcast the most WNBA games of any network, bringing a double-header every Friday night to fans nationwide. We’re also seeing continued strong advertiser demand for our broadcasts of women’s professional soccer, hockey, volleyball, track, pro cheer, rodeo and college basketball. We recognized early that Americans were embracing the quality and professionalism of women’s sports, and we’re pleased to have become the go-to source for brands that want to connect with fans.

“We continue to expand on our opportunity, having recently announced a new partnership with the NHL’s Nashville Predators for local broadcast, and with the PBR for Premier Women’s Rodeo, which we’ll bring to Grit, ION and our new streaming channel, Scripps Sports Network. In March, we launched the network to build on our leadership in sports and leverage our existing sports rights. Through this network, we’re delivering more than 100 live games a year, original sports programming, documentaries and sports talk shows.

“This is shaping up to be a pivotal year for our company. We’re using the word transformation to describe how all of us at Scripps are questioning what we do, how we do it and why, with a goal of forming the optimal organizational structure to position us to grow, inside our current businesses and beyond. Through that growth, we will continue to serve our audiences, advertisers, sports fans and communities with objective journalism, meaningful personal connection, live sports and quality entertainment – and at the same time, create new shareholder value.”

Operating results
First-quarter company revenue was $517 million, a decrease of 1.4% or $7.5 million from the prior-year quarter. Costs and expenses for segments, shared services and corporate were $457 million, up from $454 million in the year-ago quarter.

Loss attributable to the shareholders of Scripps was $18 million or 20 cents per share. The current-year quarter included a $30 million gain from the sales of Court TV and two television stations: WFTX in Fort Myers, Florida, and WRTV in Indianapolis. These sale transactions decreased the loss attributable to shareholders by 25 cents per share. In the prior-year quarter, loss attributable to shareholders of Scripps was $18.8 million or 22 cents per share. The prior-year quarter included a $4.1 million restructuring charge that increased the loss attributable to shareholders by 4 cents per share.

First-quarter 2026 as-reported results by segment compared to prior-period amounts:

Local Media
Revenue was $342 million, up 5% from the prior-year quarter.

•Core advertising revenue increased 5.8% to $140 million.
•Political revenue was $9 million, compared to $3.3 million in the prior-year quarter, a non-election year.
•Distribution revenue increased 1.5% to $190 million.

Segment expenses increased 1.5% to $295 million.

Segment profit was $46.7 million, compared to $34.9 million in the year-ago quarter.

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Scripps Networks
Revenue was $176 million, down 11% from the prior-year quarter. Segment expenses were $130 million, down 3.1% from the prior-year quarter.

Segment profit was $46.3 million, compared to $64.1 million in the year-ago quarter.

First-quarter 2026 adjusted combined results by segment compared to prior-period amounts:
In order to provide more meaningful year-over-year comparisons, we are providing non-GAAP supplemental information for certain revenues and expenses for the prior-year periods on an adjusted combined basis.

The adjusted combined revenue and expense information illustrates what the historical results of Scripps would have been, given the assumptions outlined in the supplemental materials and had WFTX, WRTV and WTVQ (Local Media) and Court TV (Scripps Networks) transactions been effective at the beginning of 2025. Refer to the “Supplemental Information” section that begins on page E-8 of the attached tables.

Local Media – Adjusted combined basis
Revenue was $331 million, up 5.8% from the prior-year quarter.

•Core advertising revenue increased 7% to $137 million.
•Political revenue was $8.9 million, compared to $3.3 million in the prior-year quarter, a non-election year.
•Distribution revenue increased 1.9% to $182 million.

Segment expenses increased 2.4% to $287 million.

Segment profit was $43.7 million, compared to $32.3 million in the year-ago quarter.

Scripps Networks – Adjusted combined results
Revenue was $174 million, down 9.5% from the prior-year quarter. Segment expenses were $126 million, up 1% from the prior-year quarter.

Segment profit was $47.5 million, compared to $66.8 million in the year-ago quarter.

Financial condition
On March 31, cash and cash equivalents totaled $84 million. That amount reflects the proceeds received from the sale of WRTV in Indianapolis, which closed on March 31.

Total debt was $2.6 billion. At March 31, long-term debt included $1.7 billion of senior notes outstanding, $588 million of term loans outstanding and $322 million under the accounts receivable securitization facility. Additionally, we had $20 million outstanding under our revolving credit facility. On March 31, we made principal pre-payments totaling $30.6 million on our June 2028 and November 2029 term loans.

Scripps did not declare or provide payment for the first-quarter 2026 quarterly preferred stock dividend. The 9% dividend rate on the preferred shares compounds quarterly. At March 31, aggregated undeclared and unpaid cumulative dividends totaled $133 million. Under the terms of Berkshire Hathaway’s preferred equity investment in Scripps, the company is prohibited from paying dividends on or repurchasing common shares until all preferred shares are redeemed.
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Looking ahead
Comparisons for our segments are to the same adjusted combined period in 2025.

Second-quarter 2026
Local Media revenue	Up low single-digit percent
Local Media expense	Flat
Scripps Networks revenue	Down about 10 percent
Scripps Networks expense	Up low single-digit percent range
Shared services and corporate	About $27 million

Conference call
The company’s senior management team will hold a call to discuss first-quarter 2026 results at 9:30 a.m. Eastern time on Friday, May 8.

The company’s protocol for joining its earnings calls is as follows:

•To access a live webcast of the call, participants will need to register by visiting http://ir.scripps.com/. The registration link can be found on that page under “upcoming events.”
•To dial in by phone, participants will first need to visit a website to receive the phone number. To receive a listen-only dial-in and PIN code, visit https://edge.media-server.com/mmc/p/es5u3dih.
•Analysts who will be asking questions should visit this webpage to receive a different dial-in and PIN, which will identify them by name on the call: https://register-conf.media-server.com/register/BIb50a33781b834e55b93ae7051bca2ed1.

A replay of the conference call will be archived and available online for an extended period of time. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “believe,” “anticipate,” “intend,” “expect,” “estimate,” “could,” “should,” “outlook,” “guidance,” “target” and similar references to future periods. Examples of forward-looking statements include, among others, statements the company makes regarding expected operating results and future financial condition. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on management’s current beliefs, expectations, and assumptions regarding the future of the industry and the economy, the company’s plans and strategies, anticipated events and trends, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties, and changes in circumstance that are difficult to predict and many of which are outside of the company’s control. The company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause the company’s actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: change in advertising demand, fragmentation of audiences, loss of affiliation agreements, loss of distribution revenue, increase in programming costs, changes in law and regulation, the company’s ability to identify and consummate strategic transactions, the controlled ownership structure of the company, and the company’s ability to manage its outstanding debt obligations. A detailed discussion of such risks and uncertainties is included in the company’s Form 10-K, on file with the SEC, in the section titled “Risk Factors.” Any forward-looking statement made in this document is based only on currently available information and speaks only as of the date on which it is made. The company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

Investor contact: Carolyn Micheli, The E.W. Scripps Company, (513) 977-3732, carolyn.micheli@scripps.com
Media contact: Becca McCarter, The E.W. Scripps Company, (513) 410-2425, rebecca.mccarter@scripps.com

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating connection. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of about 60 stations in 40 markets. Scripps reaches households across the U.S. with national news outlet Scripps News and popular entertainment brands ION, Bounce, Grit, ION Mystery, ION Plus and Laff. Scripps is the nation’s largest holder of broadcast spectrum. Scripps Sports serves professional and college sports leagues, conferences and teams with local market depth and national broadcast reach of up to 100% of TV households. Founded in 1878, Scripps is the steward of the Scripps National Spelling Bee, and its longtime motto is: “Give light and the people will find their own way.”
Scripps in the news Scripps press releases
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THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended March 31,
(in thousands, except per share data)	2026	2025

Operating revenues	$516,868	$524,393
Segment, shared services and corporate expenses	(456,621)	(454,392)
Restructuring costs	(644)	(4,144)
Depreciation and amortization of intangible assets	(35,347)	(38,460)
Gains (losses), net on disposal of property and equipment	509	78
Operating expenses	(492,103)	(496,918)
Operating income	24,765	27,475
Interest expense	(56,958)	(43,750)
Defined benefit pension plan expense	(733)	(338)
Gains (losses) from sale of business	30,009	—
Miscellaneous, net	(1,531)	156
Loss from operations before income taxes	(4,448)	(16,457)
Benefit for income taxes	2,658	13,002
Net loss	(1,790)	(3,455)
Preferred stock dividends	(16,191)	(15,388)
Net loss attributable to the shareholders of The E.W. Scripps Company	$(17,981)	$(18,843)

Net loss per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company	$(0.20)	$(0.22)

Weighted average diluted shares outstanding	89,767	86,912
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our operating segments based upon our management and internal reporting structure, as well as the basis that our chief operating decision maker makes resource-allocation decisions.
Our Local Media segment includes more than 60 local television stations and their related digital operations. It is comprised of 18 ABC affiliates, 11 NBC affiliates, nine CBS affiliates and three FOX affiliates. We also have 12 independent stations and 10 additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunications companies, satellite carriers and over-the-top virtual MVPDs.

Our Scripps Networks segment includes national news outlet Scripps News as well as popular entertainment brands ION, Bounce, Grit, ION Mystery, ION Plus and Laff. The Scripps Networks reach nearly every U.S. television home through free over-the-air broadcast, cable/satellite, connected TV and/or digital distribution. These operations earn revenue primarily through the sale of advertising.

Our segment results reflect the impact of intercompany carriage agreements between our local broadcast television stations and our national networks. The intercompany carriage fee revenue earned by our local broadcast television stations is equal to the carriage fee expense incurred by our national networks. We also allocate a portion of certain corporate costs and expenses, including accounting, human resources, employee benefit and information technology to our segments. These intercompany agreements and allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.
The other segment caption aggregates our operating segments that are too small to report separately. Costs for centrally provided services and certain corporate costs that are not allocated to the segments are included in shared services and corporate costs. These unallocated corporate costs would also include the costs associated with being a public company. Corporate assets are primarily cash and cash equivalents, property and equipment primarily used for corporate purposes and deferred income taxes.

Our chief operating decision maker evaluates operating performance and makes decisions about the allocation of resources to our segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan amounts, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our operating performance is as follows:

	Three Months Ended March 31,
(in thousands)	2026	2025	Change

Segment operating revenues:
Local Media	$341,638	$325,389	5.0%
Scripps Networks	176,027	198,007	(11.1)%
Other	3,663	5,680	(35.5)%
Intersegment eliminations	(4,460)	(4,683)	(4.8)%
Total operating revenues	$516,868	$524,393	(1.4)%

Segment profit (loss):
Local Media	$46,691	$34,919	33.7%
Scripps Networks	46,266	64,093	(27.8)%
Other	(6,076)	(6,405)	(5.1)%
Shared services and corporate	(26,634)	(22,606)	17.8%
Restructuring costs	(644)	(4,144)
Depreciation and amortization of intangible assets	(35,347)	(38,460)
Gains (losses), net on disposal of property and equipment	509	78
Interest expense	(56,958)	(43,750)
Defined benefit pension plan expense	(733)	(338)
Gains (losses) from sale of business	30,009	—
Miscellaneous, net	(1,531)	156
Loss from operations before income taxes	$(4,448)	$(16,457)

Operating results for our Local Media segment were as follows:

	Three Months Ended March 31,
(in thousands)	2026	2025	Change

Segment operating revenues:
Core advertising	$139,794	$132,146	5.8%
Political	8,964	3,263
Distribution	189,922	187,191	1.5%
Other	2,958	2,789	6.1%
Total operating revenues	341,638	325,389	5.0%
Segment costs and expenses:
Employee compensation and benefits	104,300	105,169	(0.8)%
Programming	142,637	139,697	2.1%
Other expenses	48,010	45,604	5.3%
Total costs and expenses	294,947	290,470	1.5%
Segment profit	$46,691	$34,919	33.7%

Operating results for our Scripps Networks segment were as follows:

	Three Months Ended March 31,
(in thousands)	2026	2025	Change

Total operating revenues	$176,027	$198,007	(11.1)%
Segment costs and expenses:
Employee compensation and benefits	22,574	20,873	8.1%
Programming	71,037	76,410	(7.0)%
Other expenses	36,150	36,631	(1.3)%
Total costs and expenses	129,761	133,914	(3.1)%
Segment profit	$46,266	$64,093	(27.8)%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of March 31, 2026	As of December 31, 2025

ASSETS
Current assets:
Cash and cash equivalents	$83,726	$27,923
Restricted cash	11,305	—
Other current assets	570,266	616,562
Assets held for sale	—	102,933
Total current assets	665,297	747,418
Investments	12,915	14,369
Property and equipment	398,018	407,966
Operating lease right-of-use assets	92,175	95,975
Goodwill	1,918,334	1,918,334
Other intangible assets	1,508,389	1,517,776
Programming	296,229	280,359
Miscellaneous	25,691	26,431
TOTAL ASSETS	$4,917,048	$5,008,628

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$73,678	$63,420
Unearned revenue	24,838	22,166
Current portion of long-term debt	—	8,854
Accrued expenses and other current liabilities	323,821	352,098
Liabilities held for sale	—	7,063
Total current liabilities	422,337	453,601
Long-term debt (less current portion)	2,548,901	2,585,534
Other liabilities (less current portion)	700,409	723,401
Total equity	1,245,401	1,246,092
TOTAL LIABILITIES AND EQUITY	$4,917,048	$5,008,628

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with non-forfeitable rights to receive dividends or dividend equivalents, such as certain of our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and, therefore, exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended March 31,
(in thousands)	2026	2025

Numerator (for basic and diluted earnings per share)
Net loss	$(1,790)	$(3,455)
Less preferred stock dividends	(16,191)	(15,388)
Numerator for basic and diluted earnings per share	$(17,981)	$(18,843)
Denominator
Basic weighted-average shares outstanding	89,767	86,912
Effect of dilutive securities	—	—
Diluted weighted-average shares outstanding	89,767	86,912

4. NON-GAAP INFORMATION

In addition to results prepared in accordance with GAAP, this earnings release discusses adjusted EBITDA, a non-GAAP performance measure that management and the company’s Board of Directors uses to evaluate the performance of the business. We also believe that the non-GAAP measure provides useful information to investors by allowing them to view our business through the eyes of management and is a measure that is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Adjusted EBITDA is calculated as income (loss) from continuing operations, net of tax, plus income tax expense
(benefit), interest expense, financing transaction costs, losses (gains) on extinguishment of debt, defined benefit pension plan expense (income), share-based compensation costs, depreciation, amortization of intangible assets, impairment of goodwill, loss (gain) on business and asset disposals, acquisition and integration costs, restructuring charges and certain other miscellaneous items. We consider adjusted EBITDA to be an indicator of our operating performance.

A reconciliation of the adjusted EBITDA measure to the comparable financial measure in accordance with GAAP is as follows:

	Three Months Ended March 31,
(in thousands)	2026	2025

Net loss	$(1,790)	$(3,455)
Benefit for income taxes	(2,658)	(13,002)
Interest expense	56,958	43,750
Defined benefit pension plan expense	733	338
Share-based compensation costs	6,511	5,605
Depreciation	13,285	14,904
Amortization of intangible assets	22,062	23,556
Losses (gains), net on disposal of property and equipment	(509)	(78)
Restructuring costs	644	4,144
Losses (gains) from sale of business	(30,009)	—
Miscellaneous, net	1,531	(156)
Adjusted EBITDA	$66,758	$75,606

5. SUPPLEMENTAL CASH FLOW INFORMATION

The following table presents additional information on certain sources and uses of cash:

	Three Months Ended March 31,
(in thousands)	2026	2025

Capital expenditures	$(2,136)	$(1,854)
Interest paid	(81,310)	(57,867)
Income taxes refunded	6,876	185
Mandatory contributions to defined retirement plans	(281)	(277)

ADJUSTED COMBINED SUPPLEMENTAL INFORMATION

Due to the effect that the WTVQ station inclusion, the WRTV and WFTX television station dispositions and the Court TV disposition have on our segment operating results, and to provide meaningful period over period comparisons, we are presenting supplemental non-GAAP (Generally Accepted Accounting Principles) information for certain financial results on an adjusted combined basis. The adjusted combined financial results have been compiled by adding, as of the earliest period presented, the impact from including the WTVQ television station's historical revenue, employee compensation and benefits, programming and other expenses to Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions historically reported within our Local Media segment. Similarly, WRTV and WRTV television stations' historical revenue, employee compensation and benefits, programming and other expenses have been subtracted, as of the earliest period presented, from Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions historically reported within our Local Media segment. Finally, Court TV's historical revenue, employee compensation and benefits, programming and other expenses have been subtracted, as of the earliest period presented, from Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions historically reported within our Scripps Networks segment. These historical results are adjusted for certain intercompany adjustments and other impacts that would result from the companies operating under the ownership of Scripps as of the earliest period presented.

Management uses the adjusted combined non-GAAP supplemental information for purposes of evaluating the Company’s segment results. The company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the company’s businesses through the eyes of management, facilitating comparison of Local Media and Scripps Networks results across historical periods and providing a focus on the underlying ongoing operating performance of our segments.

The company uses the adjusted combined non-GAAP supplemental information to supplement the financial information presented on a GAAP historical basis. This non-GAAP supplemental information is not to be considered in isolation from, or as a substitute for, the related GAAP measures, and should be read only in conjunction with financial information presented on a GAAP basis.

The adjusted combined financial results contained in the following supplemental information is for informational purposes only. These results do not necessarily reflect what the historical results of Scripps would have been if the transactions had occurred on January 1, 2025. Nor is this information necessarily indicative of the future results of operations of the combined entities.

The adjusted combined financial information is not pro forma information prepared in accordance with Article 11 of SEC regulation S-X, and the preparation of information in accordance with Article 11 would result in a significantly different presentation.

Local Media adjusted combined segment profit

	2025					2026
(in thousands)	Q1	Q2	Q3	Q4	Total	Q1

Segment operating revenues:
Core advertising	$127,710	$130,893	$127,529	$160,801	$546,933	$136,608
Political	3,269	2,615	5,283	9,216	20,383	8,880
Distribution	178,653	183,857	177,470	175,007	714,987	182,131
Other	2,789	2,954	2,963	2,642	11,348	2,893
Total operating revenues	312,421	320,319	313,245	347,666	1,293,651	330,512
Segment costs and expenses:
Employee compensation and benefits	102,694	102,007	103,022	104,141	411,864	102,561
Programming	133,442	123,013	119,037	146,709	522,201	137,430
Other expenses	44,027	43,915	41,397	49,869	179,208	46,839
Total costs and expenses	280,163	268,935	263,456	300,719	1,113,273	286,830
Segment profit	$32,258	$51,384	$49,789	$46,947	$180,378	$43,682

Non-GAAP reconciliation
Below is a reconciliation of Scripps historical reported revenue and segment profit for its Local Media segment to the adjusted combined revenue and adjusted combined segment profit for the Local Media segment following the sales of WRTV and WFTX television stations, as well as the inclusion of the WTVQ television station.

	2025					2026
(in thousands)	Q1	Q2	Q3	Q4	Total	Q1

Local Media operating revenues, as reported	$325,389	$334,766	$325,456	$359,952	$1,345,563	$341,638
WRTV station disposition	(9,351)	(11,532)	(9,616)	(9,190)	(39,689)	(9,136)
WFTX station disposition	(7,380)	(6,670)	(6,480)	(7,204)	(27,734)	(4,588)
WTVQ station inclusion	3,763	3,755	3,885	4,108	15,511	2,598
Local Media adjusted combined operating revenues	$312,421	$320,319	$313,245	$347,666	$1,293,651	$330,512

	2025					2026
(in thousands)	Q1	Q2	Q3	Q4	Total	Q1

Local Media segment profit, as reported	$34,919	$55,821	$52,801	$50,046	$193,587	$46,691
WRTV station disposition	(1,826)	(4,056)	(2,214)	(1,752)	(9,848)	(2,106)
WFTX station disposition	(961)	(509)	(914)	(1,667)	(4,051)	(905)
WTVQ station inclusion	126	128	116	320	690	2
Local Media adjusted combined segment profit	$32,258	$51,384	$49,789	$46,947	$180,378	$43,682

Scripps Networks adjusted combined segment profit

	2025					2026
(in thousands)	Q1	Q2	Q3	Q4	Total	Q1

Total operating revenues	$191,805	$198,464	$194,640	$192,983	$777,892	$173,580
Segment costs and expenses:
Employee compensation and benefits	18,195	19,217	19,330	19,004	75,746	21,406
Programming	72,536	84,978	82,965	71,737	312,216	69,471
Other expenses	34,289	37,037	36,395	36,452	144,173	35,211
Total costs and expenses	125,020	141,232	138,690	127,193	532,135	126,088
Segment profit	$66,785	$57,232	$55,950	$65,790	$245,757	$47,492
Non-GAAP reconciliation
Below is a reconciliation of Scripps historical reported revenue and segment profit for its Scripps Networks segment to the adjusted combined revenue and adjusted combined segment profit for the Scripps Networks segment following the sale of Court TV.

	2025					2026
(in thousands)	Q1	Q2	Q3	Q4	Total	Q1

Scripps Networks operating revenues, as reported	$198,007	$205,765	$200,956	$199,489	$804,217	$176,027
Court TV disposition	(6,202)	(7,301)	(6,316)	(6,506)	(26,325)	(2,447)
Scripps Networks adjusted combined operating revenues	$191,805	$198,464	$194,640	$192,983	$777,892	$173,580

	2025					2026
(in thousands)	Q1	Q2	Q3	Q4	Total	Q1

Scripps Networks segment profit, as reported	$64,093	$55,948	$53,299	$63,504	$236,844	$46,266
Court TV disposition	2,692	1,284	2,651	2,286	8,913	1,226
Scripps Networks adjusted combined segment profit	$66,785	$57,232	$55,950	$65,790	$245,757	$47,492